Exhibit 10.1

REVOLVING CREDIT LOAN AND SECURITY AGREEMENT

$2,500,000 REVOLVING CREDIT LOAN

THIS REVOLVING CREDIT LOAN AND SECURITY AGREEMENT (the “Loan Agreement”) is made as of this 12th day of April, 2013, among FIFTH THIRD BANK, an Ohio banking corporation, having a mailing address of 201 East Kennedy Boulevard, Suite 1800, Tampa, Florida 33602 (the “Bank”), DEER VALLEY FINANCIAL CORP., a Florida corporation (“DVFC”), having its principal place of business at 205 Carriage Street, Guin, Alabama 35563, DEER VALLEY CORPORATION, a Florida corporation (“DVC”), having a mailing address of 3111 West Dr. MLK Boulevard, Suite 100, Tampa, Florida 33607, and DEER VALLEY HOMEBUILDERS, INC., an Alabama corporation authorized to do business in the State of Florida (“DVHI”), having its principal place of business at 205 Carriage Street, Guin, Alabama 35563, jointly and severally (collectively the “Borrower”).

RECITALS:

WHEREAS, Borrower has applied to Bank for a revolving line of credit not to exceed TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) (the “Loan”) to be evidenced by a revolving credit note (the “Note”) and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of each Borrower. The Loan is to be utilized for providing financing to CIS Financial Services, Inc. for extending home loans for sale of manufactured home units. The Bank has agreed to make the Loan providing certain conditions herein outlined are fully complied with.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties hereto agree as follows:

SECTION I. RECITALS; DEFINITIONS

1.1 Recitals. The foregoing recitals are true and correct and incorporated herein by reference.

1.2 Defined Terms. As used in this Loan Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean all accounts receivable, book debts, notes, drafts, acceptances and other forms of obligations, now or hereafter owing to each Borrower, whether arising from the sale of goods or rendition of services (including, without limitation, any such obligation that might be characterized as an account, contract right, or general intangible under the Uniform Commercial Code as, from time to time, in effect in the State of Florida or Alabama), all of each Borrower’s rights in, to and under all purchase orders, now or hereafter received by each Borrower for goods or services, and all monies due or to become due to each Borrower under all contracts for the sale of goods or the performance of services (whether or not yet earned by performance) or in connection with any other transaction (including, without limitation, the right to receive the proceeds of said purchase orders and contracts), and all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing.

“Advance” shall mean the amount advanced by the Bank to any Borrower under the terms of this Loan Agreement and the Note.

“Affiliate” shall mean any person, corporation, association or other business entity which directly or indirectly controls, or is controlled by, or is under common control with the Borrower.

“CIS Financing Agreement” means that certain Loan and Security Agreement between CIS Financial Services, Inc., an Alabama corporation “CIS”) and Deer Valley Financial Corp. dated April     , 2013.

“Collateral” shall have the meaning provided for such term in Section 2.1(h) hereof.

“Eligible Notes Receivable” shall mean, at any date of determination thereof, all Eligible Notes Receivable as defined in the CIS Financing Agreement as follows:

(i) the CIS is the sole payee;

(ii) the Pledged Note Receivable was made in connection with a Qualified Construction Loan;

(iii) CIS has complied with the Procedures for Construction Loans in making the Qualified Construction Loan, unless an exception is agreed to in writing by DVFC;

(iv) DVFC has a secured, first priority purchase money security interest in the Pledged Note Receivable, the Manufactured Home Loan Mortgage, and all other Collateral;

(v) pursuant to the Manufactured Home Loan Mortgage, CIS has a perfected, first priority security interest in the Designated Home Site, the Purchased Manufactured Home, and all other collateral described in the Manufactured Home Loan Mortgage;

(vi) a cash down payment and/or other cash payments have been received from the Purchaser in an aggregate amount equal to at least three and one half percent (3.5%) of the Purchase Price, or the Purchaser has equity in the Designated Home Site equal to at least three and one half percent (3.5%) of the Purchase Price;

(vii) no monthly installment due with respect to the Pledged Note Receivable is more than thirty (30) days contractually past due at the time of an Advance in respect of such Pledged Note Receivable, or more than sixty (60) days contractually past due thereafter;

(viii) neither the Purchaser nor any other maker of the Pledged Note Receivable is an Affiliate of, or employed by CIS;

(ix) the Purchaser or other obligor has no claim against CIS or any Affiliate of CIS, and no defense, set-off or counterclaim exists with respect to the Pledged Note Receivable;

(x) the maximum outstanding principal balance of any Pledged Note Receivable does not exceed $417,000.00;

(xi) the original of the Pledged Note Receivable and all related consumer loan documents have been endorsed in the manner prescribed by DVFC and delivered to DVFC as provided in this Agreement, and the terms thereof and all instruments related thereto shall comply in all respects with all applicable federal and state statutes, ordinances, rules and regulations;

(xii) the Designated Home Site and the Purchased Manufactured Home being financed by the Pledged Note Receivable shall not be subject to any Lien (other than the first priority Lien created by the Construction Loan Mortgage related to such Pledged Note Receivable);

(xiii) the form of promissory note, mortgage, federal truth-in-lending disclosure statement, and all other loan documents and instruments corresponding to the Qualified Construction Loan giving rise to such Pledged Note Receivable has been approved in advance by DVFC in writing;

(xiv) The Purchased Manufactured Home has not been materially damaged by fire or other event or removed from the Designated Home Site; and

(xv) upon origination of the Pledged Note Receivable, the CIS has identified a third party lender to purchase the Pledged Note Receivable and related loan documents once the facility is converted to a permanent loan facility, and thereafter such identified third party purchaser does not indicate that it does not intend to purchase the Pledged Note Receivable upon conversion to permanent status.

“Default Rate” shall mean five percent (5%) per annum above the contract rate as set forth in the Note, but not exceeding 18% per annum.

“Equipment” shall mean all of the equipment of each Borrower (within the meaning of the Uniform Commercial Code, as from time to time in effect in the State of Florida or Alabama), now or hereafter owned or acquired, and wheresoever located, as well as all parts, accessions, and additions thereto, proceeds therefrom, and substitutions and replacements therefor.

“Events of Default” shall have the meaning ascribed to such term in Section 8 hereof.

“Generally Accepted Accounting Principles” shall mean generally accepted accounting principles, in effect from time to time, applied on a consistent basis.

“General Intangibles” shall mean all of each Borrower’s right, title and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, accounts receivable, investment property, negotiable collateral and chattel paper (within the meaning of the Uniform Commercial Code, as from time to time in effect in the State of Florida or Alabama).

“Inventory” shall mean all of the inventory of each Borrower (within the meaning of the Uniform Commercial Code, as from time to time in effect in the State of Florida or Alabama), now or hereafter owned or acquired, and wheresoever located, including, without limitation, all finished goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work-in-process, or materials used or consumed in Borrower’s business including all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore.

“Investment Property” shall mean all of the investment property of each Borrower (within the meaning of the Uniform Commercial Code, as from time to time in effect in the State of Florida or Alabama).

“Maturity Date” shall mean, unless sooner demanded by Bank after the occurrence of an Event of Default hereunder, June 30, 2015.

“Notes Receivable Borrowing Base” shall mean the “Individual Note Receivable Borrowing Base” as set forth in the CIS Financing Statement, which is defined as an amount equal to the sum of 80% of Eligible Notes Receivable. The Bank has bargained for and Borrower agrees and acknowledges that the Collateral not included in the Notes Receivable Notes Receivable Borrowing Base is a cushion of collateral value in excess of the secured advances under the Loan.

“Obligations” means any and all indebtedness and other obligations under the Note, all obligations under this Loan Agreement and any other Loan Documents, and all Rate Management Obligations, in effect from time to time between Borrowers and Lender, or its affiliates, whenever executed, including all amounts payable if the swap transaction contemplated by the Rate Management Agreement were to be terminated.

“Permitted Liens” means: (a) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of utility payments, bids, tenders, contracts (other than contracts for payment of money), obligations under workers’ compensation, unemployment insurance or similar legislation or under surety or performance bonds, in each case arising in the ordinary course of business; (b) Liens arising out of or resulting from any judgment or awarded, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower is fully protected by insurance or in respect of which Borrower shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, and as to which appropriate reserves have been established on the books of Borrower.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrowers and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrowers to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whenever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

SECTION 2. THE LOAN

2.1 Revolving Loan.

(a) Advances. Subject to the Notes Receivable Borrowing Base limitations and subject to Bank’s receipt of a completed Notes Receivable Borrowing Base Certificate, Bank may, in its discretion, make Advances to Borrower in accordance with the terms and conditions of this Loan Agreement, at any time and from time to time, on or after the date hereof until the Maturity Date, or until the occurrence of an event which with the giving of notice or the passage of time, or both, shall constitute an Event of Default. Such Advances may be borrowed, re-paid and re-borrowed, provided, however, the aggregate outstanding principal amount of all Advances, together with the aggregate face value of all issued and outstanding Letters of Credit as of such date, shall not exceed $2,500,000.00.

(b) Interest. The Bank shall make appropriate debits and credits to the loan account of Borrower corresponding to each Advance to reflect the Advances to, prepayments, payments by and other disbursements for the account of Borrower. Each such entry shall be prima facie evidence of the principal amount of Advances hereunder at any time outstanding. Each Advance shall bear interest from the date such Advance is made on the aggregate unpaid principal amount thereof until such principal amount is paid or shall become due and payable (whether at the stated maturity or by acceleration) pursuant to the terms of and at a rate per annum as set in the Note.

(c) Calculation. Interest on principal outstanding from time to time shall be paid monthly, and shall be calculated on the basis of a 360-day year for the actual days elapsed.

(d) Requests for Advances. Borrower shall request Advances under the Loan by (1) delivering to the Bank a copy of the current Notes Receivable Borrowing Base from CIS; (2) written confirmation to the Bank that all of the requirements have been met to advance the loan funds to CIS under the terms of the CIS Financing Agreement; (3) giving oral notice thereof to the Bank at above address, and (2) confirming such oral notice in writing, in form and substance satisfactory to the Bank, within two business days thereafter and delivering such written confirmation to the Bank, together with any supporting information it may reasonably request, at the above address.

(e) Commitment. The giving of oral notice as aforesaid shall irrevocably commit Borrower to accept the requested Advances under the Loan. In the event of any discrepancy between any oral notice and written confirmation, the oral notice shall govern as to any action taken by the Bank prior to receipt of written confirmation.

(f) Unused Line Fee. On the 15th day following the end of each calendar quarter during the term of the Loan, Borrower shall pay to Bank an unused line fee equal to 25 basis points (0.25%) per annum (computed on the bases of a year of 360 days and the actual number of day elapsed) times the result of: (1) the amount of the Loan, less (2) the average daily balance of the Loan outstanding during the immediately preceding calendar quarter.

(g) Limitation. In no event shall any interest charge, collected or reserved hereunder exceed the maximum rate then permitted by applicable law.

(h) Collateral. From the date hereof as security for the payment and the performance of the Loan, each Borrower extends, sells, assigns, conveys, mortgages, pledges, transfers, grants, and re-grants to the Bank a continuing, first priority security interest in and to all of its respective rights, title and interest in, to and under all (1) Accounts Receivable; (2) Equipment; (3) Inventory; (4) General Intangibles; (5) books and records; (6) deposit accounts; (7) cash and cash equivalents; (8) to the extent not included in the foregoing, all other tangible and intangible personal property of Borrower (within the meaning of the Uniform Commercial Code, as from time to time in effect in the State of Florida or Alabama); (9) Investment Property; (10) all other property and money of the Borrower now or hereafter in the possession, custody or control of the Bank; and, (10) and collateral assignment all rights, Notes Receivable and collateral under the terms of the CIS Financing Agreement; and as to each of the foregoing, the products and proceeds thereof, replacements and accessions thereto; all of which shall constitute the “Collateral”.

(i) Mandatory Prepayments.

(1) Borrower shall prepay the principal balance of the Loan in an amount equal to the outstanding balance of amounts advanced with respect to each Eligible Note Receivable on the earlier of: (i) the date that such Eligible Note Receivable is sold in accordance with the CIS Financing Agreement, or (ii) the date that is 120 days after the date that an initial Advance was made with respect to such Eligible Note Receivable.

(2) If at any time and for any reason, an individual Eligible Note Receivable becomes ineligible as provided in the CIS Financing Agreement, Borrower shall immediately notify Bank and Borrower shall, within two (2) Business Days of the date that such Pledged Note Receivable becomes ineligible, prepay the principal balance of the Loan in an amount equal to the amounts advanced with respect to such ineligible Pledged Note Receivable.

(3) If at any time and for any reason, the outstanding unpaid principal balance of the Loan exceeds the aggregate amount of the Notes Receivable Borrowing Base, then, within two (2) Business Days in which such excess over the Notes Receivable Borrowing Base first occurred, Borrower shall prepay the principal balance of the Loan in an amount equal to the difference between the aggregate principal balance of the Loan and the amount of the Notes Receivable Borrowing Base.

2.2 Loan Origination Fee. Borrower agrees to pay Bank a non-refundable loan origination fee in the amount of $6,250.00 (the “Origination Fee”) which shall be due upon execution of this Agreement. Borrower and Bank recognize and agree that the Origination Fee (i) is not a charge for the use of money, but rather a purchase of the right to secure a loan of money on the part of Borrower; and (ii) is a material inducement for Bank to make the Loan and for having Bank ready, willing and able to fund the Loan in accordance with the terms of this Agreement. Borrower’s payment of the Origination Fee to Bank is and shall be in addition to all other payments (including without limitation principal and interest) now or hereafter payable to Bank pursuant to the terms and conditions of the Note or the other Loan Documents

SECTION 3. REPRESENTATIONS AND WARRANTIES.

From the date hereof, each Borrower represents and warrants to the Bank as follows:

3.1 Organization, Standing, Corporate Powers.

(a) Duly Organized. In respect of each Borrower, it (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida or Alabama, as the case may be; (2) has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to own its properties and assets; and (3) is duly qualified to do business in every jurisdiction wherein the failure to so qualify would have a material adverse effect.

(b) Powers. It has all requisite power and authority, corporate or otherwise, to execute, deliver, and to perform all of its obligations under this Loan Agreement and under other documents or agreements relating to the transactions contemplated herein to which it is a party.

(c) Binding Obligation. This Loan Agreement and all corporate notes, guarantees, assignments, security agreements and all other loan and security agreements executed in connection therewith are legal, valid and binding obligations of the Borrower and enforceable in accordance with their respective terms, subject to the enforcement of remedies to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to moratorium laws, from time to time in effect, and to general equitable principles which may limit the right to obtain the remedy of specific performance.

3.2 Authorization of Borrowing. The execution, delivery and performance of this Loan Agreement and the borrowings hereunder: (a) have been duly authorized by all requisite corporate action; (b) will not violate any provision of applicable law, any governmental rule or regulation, any order of any court or other agency of government to which either of such parties is subject or the articles of incorporation or by-laws of the Borrower; or (c) do not violate any provision of any indenture, agreement or other instrument to which Borrower is a party or by which Borrower or its properties or assets are bound and which is material to the conduct or operation of Borrower’s business and financial affairs, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any provision of such indenture, agreement or other instruments, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the property or assets of the Borrower, other than as provided herein.

3.3 Financial Statements. Each Borrower has heretofore furnished to the Bank financial statements which fairly present the financial condition and the results of operations of each Borrower as of the date and for the period indicated, show all known material liabilities, direct or contingent, as of the respective dates thereof, and were prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

3.4 Adverse Change, etc. There has been no material adverse change in the business, properties or condition (financial or otherwise) of any Borrower since the date of the most recent of the financial statements delivered to the Bank.

3.5 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Borrower, overtly threatened against or affecting any of them, at law or in equity, or before or by any Federal, state, municipal or other governmental court, tribunal, department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involve any of the transactions herein contemplated or the possibility of any judgment or liability which would result in any material adverse change in the business, operations, properties or assets or in the financial condition of any of them, or materially and adversely affect the ability of any of them to perform hereunder. No Borrower is in default with respect to (a) any judgment, order, writ, injunction or decree; or (b) any rule or regulation of any court or Federal, state, municipal or other governmental court, tribunal, department, commission, board, bureau, agency or instrumentality, domestic or foreign which would have a material adverse effect on its business, properties or condition (financial or otherwise).

3.6 Payments of Taxes. Each Borrower has filed or caused to be filed all Federal, state and local tax returns that are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it, to the extent that such taxes have become due, except taxes the validity of which is being contested in good faith by appropriate proceedings and for which, in the exercise of reasonable business judgment, there have been set aside adequate reserves with respect to any such tax or assessment so contested the tax or assessment so contested shall not materially affect its ability to perform hereunder.

3.7 Priority of Security Interest. Subject (a) to filing and recordation of the appropriate instruments in the appropriate offices of the proper jurisdiction or possession by the Bank or its agent where perfection is based upon possession; (b) to the enforcement of remedies to bankruptcy, insolvency, and other laws affecting creditors’ rights generally and to moratorium laws, from time to time in effect; and (c) to general equitable principles which may limit the right to obtain the remedy of specific performance, each of the security interests granted to the Bank as identified under

Section 2 of this Loan Agreement constitutes a valid first priority security interest or lien in and to the property covered thereby, granting all rights and remedies to a secured party under the Uniform Commercial Code, as in effect in the State of Florida and Alabama, as the same may be modified or amended from time to time, except as otherwise permitted hereunder.

3.8 Eligible Notes Receivable. All Eligible Notes Receivable included in the Notes Receivable Borrowing Base meet the criteria for Eligible Notes Receivable.

3.9 Location of Collateral. All of the Collateral is used or held for use by Borrower at the following locations: 205 Carriage Street, Guin, Alabama 35563, and 7668 Highway 278, Sulligent, Alabama 35586.

3.10 Loan Subordinations. Any related party notes payable by any Borrower, to any other Borrower or to owners of any Borrower, or to other related parties, now existing or hereafter made are and shall be subordinated to the lien of the Loan granted herein. Each Borrower confirms that all related party debts are fully disclosed on the financial statements provided to the Bank and in the event the Bank so requires, such related parties shall enter into subordination agreements to evidence the requirements of this Section.

SECTION 4. CONDITIONS OF LENDING.

The obligation of the Bank to extend credit hereunder is subject to the following conditions:

4.1 Representations and Warranties. At the date of each Advance, the representations and warranties set forth in Section 3 hereof shall be true and correct on and as of such date, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

4.2 Certificates. On or before the date hereof, the Bank shall have received: (a) from the Borrower: (1) a copy of its certificate of corporate status and Articles of Incorporation with all amendments, certified by the respective Secretary of State of Florida or Alabama, as the case may be, dated as of a recent date; (2) the certificate of its secretary or assistant secretary, dated the date hereof and certifying that attached thereto is a true and complete copy of its Bylaws prior to the adoption of the resolutions by its Board of Directors authorizing the execution, delivery and performance of this Loan Agreement; and certification that its articles of incorporation have not been amended since the date of the last amendment thereof, if any, indicated on the certificate of the respective Secretary of State; and (b) such other documents as the Bank may reasonably request.

4.3 No Default. At the date of each Advance, no Event of Default, or event which with the giving of notice or of the passage of time, or both, would constitute an

Event of Default, shall have occurred and be continuing, and the representations and warranties of each Borrower contained herein shall remain true and correct as of such date, except to the extent that such representations and warranties relate to an earlier date. Each request for an Advance shall constitute the confirmation by each Borrower that at the date thereof the conditions contained in this Section shall have been satisfied.

4.4 Other Conditions Precedent. On or before the date hereof, there shall have been delivered to the Bank all of the financial statements, reports and other documents required by the Bank.

SECTION 5. CROSS-DEFAULT AND CROSS-COLLATERALIZATION.

Any Event of Default under the terms of the Loan shall constitute and hereby is declared to be an immediate and absolute default under the terms of all loans between Bank and any Borrower. Should an event of default occur under the terms of any of said loans, which event is subject to notice and cure periods, if any, failure to cure such event of default within such curative period shall constitute an immediate default under this Loan and all such other loans owed by any Borrower to Bank. Each of the foregoing loans between Bank and any Borrower shall also be cross-collateralized, whether such loans are now existing or hereafter entered into between Bank and Borrower at any time.

SECTION 6. AFFIRMATIVE COVENANTS

From the date hereof and so long as the Loan shall be unpaid or unperformed, each Borrower will:

6.1 Existence and Properties. To the extent that the same are necessary for the proper and advantageous conduct of its business, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses and permits and comply with all laws and regulations applicable to it and conduct and operate its business in substantially the manner in which it is presently conducted and operated.

6.2 Insurance.

(a) Cause to be maintained at all times during the term of the Loan, general liability insurance with limits reasonably satisfactory to or as reasonably required by, Bank.

(b) Cause the Collateral to be adequately insured at all times, by financially sound and reputable insurers, in an amount not less than the value thereof.

(c) Cause the Bank to be a named insured to the extent of its interest in respect the policies of insurance required by Section 6.2(a) and (b) hereinabove.

6.3 Obligations, Taxes and Laws. Pay or cause to be paid all indebtedness and obligations promptly and in accordance with their respective terms, including, without limitation, sales, use and personal property taxes as the same may be imposed upon any Borrower from time to time, and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or in respect of its property before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such property or any part thereof, and timely comply with all applicable laws and governmental rules and regulations; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge, lien or claim, or timely comply with the laws and governmental rules so long as the validity thereof shall be contested by appropriate legal proceedings timely initiated and conducted in good faith, and (a) in the case of an unpaid tax, assessment, governmental charge or levy, lien, encumbrance, charge or claim, such proceedings shall be effective to suspend the collection thereof from the Borrower and its property; (b) neither such property nor any part thereof, nor any interest therein would be in any danger of being sold, forfeited or lost; (c) in the case of a law and governmental rule or regulation, neither any Borrower nor the Bank would be in any danger of criminal liability for failure to comply therewith; (d) there shall have been established such reserve or other appropriate provision, if any, with respect thereto on the books of the entity involved, as shall be required by Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, lien, claim, encumbrance, law, rule or regulation, so contested.

6.4 Financial Statements and Reports. Each Borrower shall maintain systems of accounting established and administered in accordance with Generally Accepted Accounting Principles. Each Borrower, as appropriate, will furnish to the Bank:

(a) Within one hundred twenty (120) days after the end of each fiscal year, each of the Borrowers shall deliver to the Bank, consolidated, audited balance sheets and statements of income, retained earnings and changes in financial position for such year, all of which shall be accompanied by supporting schedules and the unqualified opinion of independent certified public accountants of recognized standing reasonably acceptable to the Bank, and upon filing, all filings required in accordance with SEC regulations, if any.

(b) Within forty-five (45) days after the end of each fiscal quarter-end, deliver to the Bank the following financial statements certified by the President or Vice President of each of the Borrowers as accurate to the best of their knowledge upon due inquiry and investigation: (1) a Compliance Certificate executed by an authorized officer for each of the Borrowers certifying that to the best of their knowledge, no Event of Default hereunder, nor any event which with notice or lapse of time, or both, would constitute such an Event of Default, has occurred or, if such Event of Default or event has occurred, specifying the nature and extent thereof; and (2) internally prepared, consolidated, interim financial statements for each of the Borrowers; in such form and context as Bank may require.

(c) Within fifteen (15) days of the end of each month, deliver to the Bank the following a Borrowing Base Report of the total Eligible Notes Receivable from the CIS Note Receivable Borrowing Base, a current aging and delinquency report of all CIS Pledged Note Receivable and the outstanding balance of the CIS Loan, all in such form and context as Bank may require.

(d) Promptly, from time to time, such other information regarding the operation, business, affairs and financial condition of any Borrower as the Bank may reasonably request.

6.5 Litigation Notice. Give the Bank prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency, the outcome of which might materially adversely affect the operations or financial condition of any Borrower.

6.6 Notice of Default. Each Borrower shall give the Bank prompt written notice of any Event of Default hereunder, or any event which, with the passage of time or the giving of notice or both, would become such an Event of Default hereunder.

6.7 Access to Premises and Inspections. At all reasonable times and as often as the Bank may reasonably request, permit or arrange for any authorized representative designed by the Bank to visit and inspect the principal office and operations of each Borrower, any of the other offices or properties of any Borrower, including, without limitation, the Collateral, and its books, and to make extracts from such books and to discuss the affairs, finances and accounts of each Borrower with its chief financial officer or such other person as may be designated by the chief executive or chief operating officer of any Borrower.

6.8 Continued Assistance. Promptly, from time to time as the Bank may reasonably request, each Borrower shall perform such acts and execute, acknowledge, deliver, file, register, deposit or record any and all further instruments, agreements and documents whether to continue, preserve, renew, record or perfect the Bank’s interests in the Collateral, as well as the priority thereof.

6.9 Title to Collateral. Each Borrower shall own all of the property constituting the security for the Loan. All such property shall be and remain free and clear of all mortgages, pledges, liens, charges and other encumbrances of any nature whatsoever, except as granted to the Bank hereby or otherwise permitted herein.

6.10 Financial Covenants. Until the Loan has been fully repaid to the Bank, Borrower shall:

(a) Debt Service Coverage Ratio. Maintain a global Debt Service Coverage Ratio of not less than 1.20 to 1.00, measured on a rolling 4-quarter basis, commencing March 30, 2013. As used herein “Debt Service Coverage Ratio” shall be defined as (1) (A) Consolidated Net Income of Borrower, plus (B) Interest Expense, plus (C) Depreciation & Amortization, minus (D) Distributions, minus (E) Extraordinary Income/Non-Recurring Income, divided by (2) (A) Actual Required Debt Payments including Capital Leases (excluding principal due at maturity), plus (B) Interest Expense.

(b) Debt to Tangible Net Worth Ratio. Maintain a global Debt to Tangible Net Worth Ratio of not more than 3.00 to 1.00, to be measured on a quarterly basis, commencing March 30, 2013. As used herein “Debt to Tangible Net Worth Ratio” shall be defined as the consolidated: (1) (A) Total Liabilities of each Borrower, minus (B) Subordinated Debt, divided by (2) (A) Net Worth, plus (B) Subordinated Debt, plus (C) Intangibles, minus (D) Related Party Receivables.

(c) Minimum Liquidity. Maintain a global, unencumbered liquidity of not less than $1,500,000.00, to be measured on a quarterly basis, commencing March 30, 2013.

6.11 Deposit Accounts. Each Borrower shall place on deposit with Bank all of its corporate deposit accounts (except for payroll accounts) making the Bank its primary depository relationship.

SECTION 7. NEGATIVE COVENANTS

From the date hereof and so long as any of the Obligations shall be unpaid, the Borrower will not:

7.1 Negative Pledge. Either directly or indirectly, incur, create, assume or permit to exist any Liens with respect to any property securing the Loan or be bound by or subject to any assessments and other similar governmental charges or claims except as provided in Section 6.3 of this Loan Agreement or Permitted Liens.

7.2 Sale or Disposition of Collateral. Sell, discount or otherwise dispose of any of the property securing the Loan or any part thereof except in the ordinary course of business, or incur additional material borrowings or enter into material leases without the prior written consent of the Bank upon terms and conditions satisfactory to the Bank.

7.3 Organic Changes. Either directly or indirectly, (a) merge or consolidate any Borrower, with or into any other corporation; (b) sell (in bulk), lease or otherwise dispose of all or substantially all of the property of any Borrower, unless the transferee or the lessee shall be acceptable to the Bank, which acceptance must in writing and issued by the Bank prior to any such sale, lease or other disposition, and such transferee shall have assumed the Loan; or (c) without prior written consent of the Bank, sell, transfer, assign, or otherwise dispose, or permit the sale, transfer, assignment or disposition of the shares of any Borrower, directly or indirectly, or take any action whatsoever, the result of which is that the interest of the current owners of each Borrower, is changed to the extent that such shareholders fail to retain their current ownership interest as existing as of the date of this Loan Agreement.

7.4 Distributions. Make any distributions to shareholders, whether dividends, debt repayment, stock re-purchase, advances or otherwise, whether directly or indirectly, without the prior written consent of the Bank other than stock dividends and distributions made pursuant to the Earnout Agreement dated January 18, 2006, pursuant to which, payments may be paid to the former owners of the Borrower, as an earnout, based upon the net income before taxes of the Borrower.

7.5 Changes in Management. Suffer or permit any change in the management of any Borrower as in effect on the date hereof, without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

7.6 Additional Indebtedness. Incur, create, assume or permit to exist any additional indebtedness in excess of $200,000.00 in the aggregate, or indebtedness secured by the Collateral pledged to secure the Loan, other than the indebtedness to the Bank and other indebtedness incurred in the normal course of business, without the prior written consent of Bank, except as may be permitted hereunder.

7.7 Settlements. Enter into any transaction that materially and adversely affects the collateral referenced herein or the Borrower’s ability to repay the Loan other than in the normal course of business.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) Any representation or warranty made in this Loan Agreement or in any report, certificate, financial statement or other instrument furnished in connection herewith at any time shall prove to be false or misleading in any material respect as of the time when made;

(b) In the event any payment of principal, interest or other monetary Obligations are not made within ten (10) days after the date when due under the Loan;

(c) Default with respect to any material obligation for borrowed money or otherwise of the Borrower if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such indebtedness to become due prior to its stated maturity, or such material indebtedness shall not be paid as and when due and payable (in each case, giving effect to any applicable grace periods);

(d) Default in the due observance or performance of any covenant, condition or agreement contained in Sections 6 and 7 of this Loan Agreement; and such default shall not be cured within 15 days after the earlier of knowledge thereof by an officer of the Borrower, or after written notice of the default is delivered by the Bank, but if the default is subject to cure and the cure is being diligently pursued by appropriate means at the end of such 15 days, then Borrower shall have an additional 15 days thereafter to complete the cure;

(e) Default in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to the terms of this Loan Agreement, and such default shall not be cured within 15 days after the earlier of knowledge there of by an officer of the Borrower, or after written notice of the default is delivered by the Bank, but if the default is subject to cure and the cure is being diligently pursued by appropriate means at the end of such 15 days, then Borrower shall have an additional 15 days thereafter to complete the cure;

(f) Any Borrower shall (1) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against any of them in which an order for relief is entered or which remains undismissed for a period thirty (30) days or more; any Borrower, by any act or omission, shall indicate consent to, approval of or fail to timely object to, any such petition, application or proceeding or order for relief or for the appointment of a custodian, receiver or any trustee or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; (2) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts as they mature; (3) have concealed, removed, or permitted to be concealed or removed, any part of its properties or assets, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while solvent, any creditor to obtain a lien upon any Collateral, through legal proceedings or distraint, which is not vacated or “bonded off” within ten (10) days from the date thereof; or (4) be “insolvent” as such term is defined in the Bankruptcy Code, 11 U.S.C. §101(31).

(g) Nonpayment by Borrowers of any Rate Management Obligation when due or the breach by Borrowers of any term, provision or condition contained in any Rate Management Agreement.

8.2 Default Rate. From and after the occurrence of an Event of Default, the Loan shall accrue interest at the Default Rate.

SECTION 9. REMEDIES

From and after the occurrence of an Event of Default:

9.1 Termination of Advances and Acceleration. Bank may, at its sole option cease making Advances under this Loan Agreement and/or declare the principal of and interest on the Loan and all other Obligations due by Borrower hereunder to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in this Loan Agreement to the contrary notwithstanding, and all amounts hereunder shall then be immediately due and payable.

9.2 Collateral. With respect to the Collateral, Bank may:

(a) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale. Bank shall give notice of the disposition of the Collateral as follows:

(1) Bank shall give Borrower notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 10 below, at least ten (10) days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market; provided, however, that Bank may credit bid and purchase the Collateral at any public sale.

(b) Bank may seek the appointment of a receiver or keeper to take possession and operate, as applicable all or any portion of the Collateral, and to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(c) Bank shall have all other rights and remedies available to it at law or in equity pursuant to any other loan documents execution in connection herewith. The rights and remedies of Bank hereunder shall be cumulative, and not exclusive. The exercise of one or more such remedies shall not preclude or prevent Bank from, at the same time, or at any other time, resorting to or exercising the same or other rights, powers, privileges or remedies herein granted to it or to which it might otherwise legally resort.

9.3 Application of Proceeds Upon Disposition of Collateral. Apply, at Bank’s option, the proceeds of any sale of the Collateral as well as all sums received or collected by Bank from or on account of such Collateral and/or additional or substitute collateral to (a) the payment of reasonable expenses incurred or paid by Bank in connection with any sale, transfer or delivery of the Collateral and/or such additional or substitute collateral, and (b) the payment of the obligations or any part thereof, all in such order or manner as Bank in its sole discretion may determine, irrespective of the date of maturity. All acts done or to be done by Bank in conformity with the powers herein granted are hereby ratified and confirmed by Borrower. Borrower agrees to pay to Bank any deficiency in the event the proceeds of any foreclosure sale of the Collateral are insufficient to satisfy the Loan obligations in full and Bank shall have the right to sue Borrower for such deficiency.

9.4 Right to Income. Unless such Event of Default is waived in writing by Bank, Bank may, at its sole discretion, collect, receive and receipt for all income, interest, earnings or profits (including any dividends) now or hereafter payable upon or on account of the Collateral without any responsibility however for its failure to do so. The sums or property so collected or received by Bank on account of the Collateral, and pursuant to this Section, shall be held and retained by Bank as further security for the Obligations and shall be deemed automatically to be Collateral under this Loan Agreement.

9.5 Right to Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Bank is hereby authorized by Borrower at any time or from time to time, after the occurrence of an Event of Default, without notice to Borrower, or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by Bank, its branches, subsidiaries or affiliates, for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Bank under this Loan Agreement and any other loan document, including, but not limited to, all claims of any nature or description arising out of or connected with this Loan Agreement or any other loan document, irrespective of whether or not: (a) Bank shall have made any demand hereunder; or (b) Bank shall have declared the principal of and interest on the Loan and the Loan Agreement and other amounts due hereunder to be due and payable.

9.6 Bank’s Liability for Collateral. Borrower hereby agrees that so long as Bank complies with its obligations, if any, under the Uniform Commercial Code as in effect from time to time in the State of Florida, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral, (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (c) any diminution in the value thereof, (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other persons, and all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

SECTION 10. NOTICES

All notices, requests, demands or other communications to or from the parties hereto shall be deemed to have been duly given and made: (a) in the case of a letter sent other than by mail, when the letter is delivered to the party to whom it is addressed; (b) in the case of a telegram or facsimile document, when the telegram or facsimile is sent; (c) in the case of a letter sent by mail, three (3) days from the day on which the letter is deposited in a United States post office, certified mail, return receipt requested, and addressed as follows:

If to any Borrower:	DEER VALLEY HOMEBUILDERS, INC.
Attention: Joel S. Logan, II, President
205 Carriage Street
Guin, Alabama 35563

with a copy to:	BUSH ROSS, P.A.
Attention: Brent A. Jones
220 S. Franklin Street
Tampa, Florida 33602

If to the Bank:	FIFTH THIRD BANK
Attention: Danny Riley, Vice President
201 East Kennedy Blvd., Suite 1800
Tampa, Florida 33602

with a copy to:	FISHER & SAULS, P.A.
Attention: Kenneth E. Thornton
100 Second Avenue South, Suite 701
St. Petersburg, Florida 33701

SECTION 11. MISCELLANEOUS

11.1 Costs. The Borrower hereby agrees to pay to the Bank all costs and expenses of every kind and description incurred by the Bank in connection with the enforcement and protection in any legal or equitable proceeding of the rights of the Bank in connection with this Loan Agreement, and in connection with any action or claim under this Loan Agreement, or in any wise related thereto, including, without limitation, the reasonable fees and disbursements of counsel to the Bank. In the event of litigation arising out of or related to this agreement, the prevailing party shall be entitled to reasonable fees and costs of its counsel.

11.2 Severability. The provisions of this Loan Agreement are severable, and if any provision hereof shall be held by any court of competent jurisdiction to be unenforceable, such holding shall not affect or impair any other provision hereof.

11.3 GOVERNING LAW. THIS LOAN AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS.

11.4 Indemnity. Borrower agrees to indemnify and hold harmless Bank and each of its affiliates, employees, representatives, officers, directors, agents and attorneys (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, losses, damages, actions, investigations, proceedings, attorneys’ fees and expenses (as such fees and expenses are incurred and irrespective of whether suit is brought) and demands by any party, including the costs of investigating and defending such claims, actions, investigations or proceedings, and the costs of answering any discovery served in connection therewith, whether or not Borrower or the person seeking indemnification is the prevailing party and whether or not the person seeking indemnification is a party to any such action or proceeding (a) resulting from any breach or alleged breach by Borrower of any representations or warranties made hereunder, or (b) arising out of (1) the Loan or otherwise under this Loan Agreement, including the use of the proceeds of the Loan hereunder in any fashion by Borrower or the performance of its obligations under the loan documents by Borrower, (2) allegations of any participation by Bank in the affairs of Borrower, or allegations that Bank has any joint liability with Borrower for any reason, or (3) any claims against Bank by any shareholder or other investor in or Bank to Borrower, by any brokers or finders or investment advisers or investment bankers retained by Borrower or by any other third party, for any reason whatsoever, or (c) in connection with taxes (other than taxes imposed on the overall net income of the Bank), fees, and other charges payable in connection with the Loan, or the execution, delivery, and enforcement of this Loan Agreement, the other loan documents, and any subsequent amendments thereto or waivers of any of the provisions thereof, unless the person seeking indemnification under clause (a), (b) or (c) of this Section, is determined in such case to have acted or failed to act with gross negligence or willful misconduct by a non-appealable judicial order.

11.5 Interpretation. To the extent not otherwise provided for hereby, the course of dealing by and between the Bank and the Borrower shall control in the determination and interpretation of the rights of the parties hereto. Further, to the extent not otherwise provided for hereby nor by or inconsistent with the course of dealing by and between the parties hereto, the usage of trade in transactions substantially similar to the transactions contemplated herein shall control in the determination and interpretation of the rights of the parties hereto.

11.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the obligations by Borrower or the transfer to Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the bankruptcy code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if

Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank is required or elects to repay or restore, and as to all costs, expenses, and reasonable attorneys fees of Bank related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

11.7 Attorney-in-fact. The Borrower hereby constitute any officer of the Bank as attorney-in-fact, with power to receive and open all mail addressed to them; to endorse their name on any notes, acceptances, checks, drafts, money orders or other evidences of payment or collateral that may come into the Bank’s possession; to sign their name on any invoice or bill of lading relating to any Account Receivable, or on drafts against customers, to send requests for verification of Accounts Receivable to any account debtor and, to do all other acts and things necessary to carry out this Loan Agreement; provided, however, the Bank agrees that it shall not exercise the powers conferred upon in this Section until the occurrence of an Event of Default, or an event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default. All acts of said attorney or designee are hereby ratified and approved by the Borrower and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law, unless said attorney or designee is determined in such case to have acted or failed to act with gross negligence or willful misconduct by an non-appealable judicial order. This power, being coupled with an interest, is irrevocable so long as any obligations, monetary or otherwise, remain, due to the Bank from the Borrower.

11.8 Headings. The name of this Loan Agreement, as well as Section headings used herein, are for conveniences of reference only and are not to affect the construction of, or be taken into consideration in interpreting this Loan Agreement.

11.9 Terms. Any term used herein shall be equally applicable to both the singular and plural forms.

11.10 JURY TRIAL. BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS LOAN AGREEMENT. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BANK, NOR THE BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL

PROVISION. NO REPRESENTATIVE OR AGENT OF THE BANK, NOR BANK’S COUNSEL HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

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[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed and delivered as of the day and year first above written.

WITNESSES:	“BORROWER”

DEER VALLEY FINANCIAL CORP.,
a Florida corporation

	By:	/s/ Steve Lawler
Signature of Witness		John Steven Lawler, as its Chief Financial Officer and Secretary

Print or type name of Witness		(CORPORATE SEAL)

Signature of Witness

Print or type name of Witness

DEER VALLEY CORPORATION,
a Florida corporation

	By:	/s/ Steve Lawler
Signature of Witness		John Steven Lawler, as its Chief Financial Officer and Secretary

Print or type name of Witness		(CORPORATE SEAL)

Signature of Witness

Print or type name of Witness

DEER VALLEY HOMEBUILDERS, INC.,
an Alabama corporation

	By:	/s/ Steve Lawler
Signature of Witness		John Steven Lawler, as its Chief Financial Officer and its Secretary

Print or type name of Witness		(CORPORATE SEAL)

Signature of Witness

Print or type name of Witness

STATE OF ALABAMA

COUNTY OF

The foregoing instrument was acknowledged before me this      day of April, 2013, by John Steven Lawler, as Chief Financial Officer and Secretary of DEER VALLEY FINANCIAL CORP., a Florida corporation, on behalf of the corporation.

Personally known
Driver’s License (St.: ) Other Identification Produced	Notary Public

Print or type name of Notary
(SEAL)

STATE OF ALABAMA

COUNTY OF

The foregoing instrument was acknowledged before me this      day of April, 2013, by John Steven Lawler, as Chief Financial Officer and Secretary of DEER VALLEY HOMEBUILDERS, INC., an Alabama corporation, on behalf of the corporation.

Personally known
Driver’s License (St.: ) Other Identification Produced	Notary Public

Print or type name of Notary
(SEAL)

STATE OF ALABAMA

COUNTY OF

The foregoing instrument was acknowledged before me this      day of April, 2013, by John Steven Lawler, as Chief Financial Officer and Secretary of DEER VALLEY CORPORATION, a Florida corporation, on behalf of the corporation.

Personally known
Driver’s License (St.: ) Other Identification Produced	Notary Public

Print or type name of Notary
(SEAL)

“BANK”
WITNESSES:
FIFTH THIRD BANK,
an Ohio banking corporation

By:
Signature of Witness	Daniel Riley, as its Vice President

Print or type name of Witness	(CORPORATE SEAL)

Signature of Witness

Print or type name of Witness

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this      day of April, 2013, by Daniel Riley, as Vice President of FIFTH THIRD BANK, an Ohio banking corporation, on behalf of the Bank.

Personally known
Florida Driver’s License Other Identification Produced	Notary Public

Print or type name of Notary
(SEAL)